CONSENT OF COUNSEL
AIM TREASURER’S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST)
We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services — Other Service Providers — Counsel to the Trust” in the Statement of Additional Information for each portfolio of AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) (the “Trust”) included in Post-Effective Amendment No. 45 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-19862), and Amendment No. 49 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-05460), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania
October 15, 2010